Exhibit 3.3

                              ARTICLES OF AMENDMENT

                        TO THE ARTICLES OF INCORPORATION

                                       OF

                           InShape International, Inc.

     Pursuant to the provisions of the Nevada Business Corporations Act, the Undersigned corporation adopts the following amendment to the Articles of Incorporation.

     1. The following amendment of the Articles of Incorporation was adopted by the shareholder consent of the corporation on January 17, 2000 said articles are hereby amended and shall read as follows:

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                                    Article I

                                      Name

      The name of the corporation is: Pierce International Discovery, Inc.
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     2. The  number  of  shares of the  corporation  outstanding  at the time of adoption was 26,000,000; and the number of shares entitled to vote thereon was the same.

     3. The number of shares that represent shareholder consent is 25,000,000. All shares voted in favor of the amendment. The shares represented a majority of the issued and outstanding shares. There were no shares voting against the amendment.

     Effective the 17th day of January, 2000.


                                          /s/ Robert Kropf
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                            Robert Kropf President/Secretary